UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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SCHEDULE 14A

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Occidental Petroleum Corporation

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 Follow This’s proposal is detrimental to shareholder interests and seeks to fundamentally change Oxy’s strategy in a way that could jeopardize reaching our ambitious net-zero goals  2022 Annual meeting additional information – ballot item #4

 Why is Follow This asking Oxy to set quantitative Paris-aligned targets when Oxy has already established them?  Based on our engagement with Follow This, we believe Follow This is asking Oxy to redesign its interim targets in a way that could:  fundamentally change Oxy’s ambitious net-zero strategy before commercial and capital markets for CCUS and DAC fully develop, and  jeopardize shareholder interests, cash flow from existing businesses and investments in our net-zero strategy  2022 Annual meeting additional information – ballot item #4  2  Follow This states that Oxy is “one of the front runners in addressing climate risk.” Yet instead of encouraging and supporting Oxy’s efforts to be a part of the climate solution, they seek to fundamentally change Oxy’s strategy.  Oxy’s Targets are Paris-Aligned  Follow This’s view on Paris alignment fails to account for:  the range of 200+ scenarios to reach net zero by 2050, each of which requires multiple solutions,  the importance of CCUS and DAC to reaching net zero by 2050 as recognized by the IPCC and the IEA, and  the assumed trajectory of CCUS and DAC development in net-zero-by-2050 scenarios

Overview of Ballot Item #4 Board Recommendation AGAINST Glass Lewis Recommendation AGAINST ISS Recommendation FOR Rationale for Board’s opposition: The proposal aims to fundamentally change Oxy’s strategy Oxy has set Paris-aligned quantitative short, medium and long-term goals for Scope 1, 2 and 3 emissions  Oxy’s targets are the result of a rigorous process that includes input from shareholders and insights from external net-zero scenario modeling and capitalizes on Oxy’s competitive strengths ISS’s REVIEW: ISS says – Oxy “appears to be ahead of many of its peers,” but suggests that investors may want to engage “over the reasonableness of its assumptions on costs and scalability of CCUS, DAC, and other new technologies.” ISS says – “investors would benefit from additional information on interim steps the company is taking to meet its long-term net-zero by 2050 target and how it plans to allocate capital in line with that goal.” OXY Response (ISS declined Oxy’s request for engagement): Oxy provided a comprehensive market update on our low carbon business on March 23rd and continues to engage with investors on commerciality, capitalization and technology of our strategy. We will continue to provide detailed information about the progress of our CCUS and DAC development plans and projects. We believe this TANGIBLE information is more meaningful than redesigning our current set of emissions reduction targets. We are committed to continued public reporting and engagement that provides detailed updates on our progress toward reaching net zero.  Contrary to ISS’s characterization, the Proposal is Not Asking for More Disclosure But instead seeks to fundamentally Change Our Strategy 2022 Annual meeting additional information – ballot item #4